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                                                                    EXHIBIT 3.01

                              ARTICLES OF AMENDMENT
                                       OF
                    RESTATED DECLARATION OF TRUST, AS AMENDED
                                       OF
                      CRESCENT REAL ESTATE EQUITIES COMPANY


         It is hereby certified that:

         1. The name of the real estate investment trust (hereinafter called the "Company") is Crescent Real Estate Equities Company.

         2. The Company's Restated Declaration of Trust, as amended (the "Declaration of Trust"), is hereby amended as follows:

Paragraph (A) of Section 6.4 of the Declaration of Trust shall be deleted in its entirety and the following paragraph shall be substituted in lieu thereof:

                  "Existing Holder Limit" shall mean initially 8.0 percent of the outstanding Common Shares of the Trust, or, from and after the date hereof, such other percentage of the outstanding Common Shares of the Trust as the Board of Trust Managers may establish from time to time pursuant to the authority expressly vested in the Board of Trust Managers in paragraph J or K of this Section 6.4, subject to the limitations contained in paragraph L of this Section 6.4. For purposes of the application of the Existing Holder Limit, the Existing Holder shall be deemed to own the sum of (a) the Common Shares Beneficially or Constructively Owned by the Existing Holder and (b) the Common Shares the Existing Holder would Beneficially or Constructively Own upon exercise of any conversion right, option or other right (without regard to any temporal restrictions on the exercise thereof) to directly or indirectly Acquire Beneficial or Constructive Ownership of Common Shares. For purposes of determining the Existing Holder Limit, the Common Shares outstanding shall be deemed to include the maximum number of shares that the Existing Holder may Beneficially and Constructively Own pursuant to any conversion right, option or other right (without regard to any temporal restrictions on the exercise thereof). From and after the date hereof and prior to the Restriction Termination Date, the Secretary of the Trust, or such other person as shall be designated by the Board of Trust Managers, shall maintain and, upon request, make available to the Existing Holder or the Board of Trust Managers, a schedule which sets forth the then-current Existing Holder Limit.


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Paragraph (K) of Section 6.4 of the Declaration of Trust shall be deleted in its entirety and the following paragraph shall be substituted in lieu thereof:

         (K) Increase in Common Shares Ownership Limit or Existing Holder Limit. Subject to the limitations contained in paragraph L of this Section 6.4, the Board of Trust Managers is hereby expressly vested with the full power and authority from time to time to increase the Common Shares Ownership Limit or the Existing Holder Limit, or both. No such increase shall constitute or be deemed to constitute an amendment of this Declaration of Trust, and shall take effect automatically without any action on the part of any shareholder as of the date specified by the Board of Trust Managers that is subsequent to the Board resolution approving and effecting such increase.

Subparagraph (4) of paragraph (L) of Section 6.4 of the Declaration of Trust shall be deleted in its entirety and the following paragraph shall be substituted in lieu thereof:

         (L)      Limitations on Modifications.

                  (4) The Existing Holder Limit may not be increased to a percentage that is greater than 9.5 percent. The Existing Holder Limit also may not be increased, and no additional ownership limitations may be created if, after giving effect to such increase or creation the Trust would be "closely held" within the meaning of Section 856(h) of the Code (assuming ownership of Equity Shares by all Persons (other than the Exiting Holder) equal to the greatest of (i) the actual ownership, (ii) the Beneficial Ownership of Equity Shares by each Person, or (iii) the applicable Ownership Limit with respect to such Person, and assuming the ownership by the Existing Holder of Common Shares equal to the Existing Holder Limit and shares of any series of Preferred Shares equal to the Preferred Shares Ownership Limit).

         3. The amendment of the Declaration of Trust contained herein was adopted by the shareholders of the Company on June 25, 2001.

         4. Of the 122,742,912 common shares of beneficial interest, par value $.01 per share, of the Company (the "Common Shares") outstanding at the time of the adoption of the amendment of the Declaration of Trust contained herein, 108,274,289 Common Shares were entitled to vote on the amendment. Of the 108,274,289 Common Shares entitled to vote on the amendment of the Declaration of Trust contained herein, 75,655,720 Common Shares were voted for the adoption of the amendment, 2,151,756 Common Shares were voted against the adoption of the amendment, 819,835 Common Shares abstained from voting, and 21,422,691 Common Shares were non-votes.

         5. The amendment of the Declaration of Trust contained herein replaces and supersedes in all respects the amendment of the Declaration of Trust executed on June 25, 2001


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and contained at pages 15010.0171.001 - 15010.0171.003 of the official record of the Office of the County Clerk of Tarrant County, Texas.

         6. The amendment of the Declaration of Trust contained herein has been duly adopted and written consent has been given in accordance with the provisions of Sections 10.30, 12.10, 22.20 and 22.40 of the Texas Real Estate Investment Trust Act.

         Signed on October 12, 2001



                                      CRESCENT REAL ESTATE EQUITIES COMPANY

                                      By: /s/ Dennis H. Alberts
                                          ----------------------
                                          Dennis H. Alberts
                                          President and Chief Executive Officer


STATE OF TEXAS                   )
COUNTY OF TARRANT                )

         This instrument was ACKNOWLEDGED before me on October 12, 2001, by DENNIS H. ALBERTS, President and Chief Operating Officer of Crescent Real Estate Equities Company, a Texas real estate investment trust, on behalf of said real estate investment trust.

                                         /s/ Lynn Sonsel
                                         ------------------------------
                                         Notary Public - State of Texas

                                         Lynn Sonsel
                                         ------------------------------
                                         Printed Name of Notary Public


My Commission Expires:

August 31, 2004


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